Exhibit 99.1

/C O R R E C T I O N -- China Agritech, Inc./

    In the news release, "China Agritech, Inc. Reports Record Quarterly Net Revenue and Gross Profit for the Second Quarter of 2010," issued earlier today by China Agritech, Inc. over PR Newswire, we are advised by the company that several items were issued inadvertently. In the third paragraph, the third sentence should read, "After over 2 years' preparation of technology upgrades and production facility constructions, we are one of the largest commercial producers of granular organic fertilizer with a number of mature products and well established production capacity, and we are moving full speed on market share acquisition," instead of " After over 2 years' preparation of technology upgrades and production facility constructions, we now the largest commercial producer of granular organic fertilizer with a number of mature products and well established production capacity, and we are moving full speed on market share acquisition." In the first sentence of the fourth paragraph under "Second Quarter 2010 Results," general and administrative expenses for the second quarter of 2010 should have read "$3.1 million" instead of "$3.8 million." In the last sentence of the fourth paragraph under "Second Quarter 2010 Results," share-based compensation for the second quarter of 2010 should have read "$1.3 million" instead of "$1.4 million." In the first sentence of the sixth paragraph under "Second Quarter 2010 Results," the effective tax rate for the second quarter of 2010 should have read "19.2%" instead of "18.9%." In the first sentence of the last paragraph under "Second Quarter 2010 Results," non-GAAP net income attributable to common stockholders for the second quarter of 2010, excluding the non-cash gain in the fair value of warrants, gain on extinguishment of warrants, and share-based compensation, should have read "$7.1 million, up 27.1%," instead of "$7.3 million, up 30.4%." In the second sentence of the last paragraph under "Second Quarter 2010 Results," non-GAAP diluted earnings per share for the second quarter of 2010 should have read "$0.36" instead of "$0.37." The complete, corrected release follows.

China Agritech, Inc. Reports Record Quarterly Net Revenue and Gross Profit for the Second Quarter of 2010

- Net Revenue grew 63%, Diluted EPS at $1.05 -

- Teleconference to begin 9:00a.m. today -

    BEIJING, Aug. 12 /PRNewswire-Asia-FirstCall/ -- China Agritech, Inc. (Nasdaq: CAGC) ("China Agritech", or the "Company"), a leading organic compound fertilizer manufacturer and distributor in the People's Republic of China, today announced its unaudited financial results for the second quarter and six months ended June 30, 2010.

    Second Quarter Financial Highlights
    -- Net revenue increased 63% year-over-year to a quarterly record of $34.3 million;
    -- Gross profit increased 33% year-over-year to $11.9 million with a 34.7% gross margin;
    -- Net income was $21 million, or Diluted EPS $1.05;
    -- Cash and cash equivalents were $51.7 million with no debt.

    Mr. Yu Chang, Chief Executive Officer of China Agritech, commented, "We are very pleased with our second quarter performance as our granular products sales are experiencing accelerating growth. We are not only increasing our customer base and broadening geographic penetration, but also receiving more inquiries from farmers and distributors on the functionalities of our product, as more and more agricultural regions are affected by climate change and deteriorating soil conditions. As China is facing challenges of both food safety and food shortage, the organic food market is becoming an important sector due to its sustainable volume growth and high-quality nutritional standard. More farmers are willing to grow organic grains, fruits and vegetables because the end market is paying higher prices for quality products. We will continue to increase our R&D investment and roll out more products to meet the growing demand in China. Our goals of extending our market leadership and maximizing our long-term shareholders' value remain unchanged."

    Mr. Chang continued, "Compared with liquid organic fertilizer, granular organic fertilizer has only emerged in the recent few years. However, due to its efficacy in plant growth, nutrient preservation, ease for transportation and favorable pricing, granular organic fertilizer has been well received by farmers. Moreover, the growing adoption of granular fertilizer also boosts the demand of liquid organic fertilizer as their different functions for different stages of farming. After over 2 years' preparation of technology upgrades and production facility constructions, we are now one of the largest commercial producers of granular organic fertilizer with a number of mature products and well established production capacity, and we are moving full speed on market share acquisition."

    Second Quarter 2010 Results

    Net revenue grew 63% year-over-year to a quarterly record of $34.3 million from $21.0 million in the second quarter last year. Liquid fertilizer sales increased year-over-year by 46% to approximately $20.0 million, while granular fertilizer sales posted a year-over-year 95% increase to reach approximately $14.3 million. Organic granular fertilizer continued to gain traction among farmers during the quarter, while the sales of organic liquid fertilizer is expected to further accelerate during the growing season starting from May. The increase of organic liquid fertilizer sales also reflected the expansion of the Company's customer base to newly established markets in the central and southern regions of China.

    Gross profit increased 33% year-over-year to a quarterly record of $11.9 million from $9.0 million for the same quarter last year. Blended gross margin for the second quarter was 34.7% compared with 42.7% for the same period in 2009. The decrease was primarily due to the ongoing shift in the product mix as the Company increases its share of the comparatively lower-margined organic granular products. Specifically, organic granular fertilizer recorded a gross profit margin of 20.3%, in line with the same period of 2009. Organic liquid fertilizer products had a gross profit margin of 45.1% compared with 53.2% for the same period in 2009. The decrease in gross margin for the organic liquid fertilizer was due to the changed composition of organic liquid fertilizer products, in which more raw materials lowered the profit margin.

    Selling expenses were $1.3 million, or 3.8% of revenue, compared with $0.6 million, or 3.0% in the second quarter of 2009. The increase in both absolute value and as percentage of revenue in selling expenses was mainly due to increased promotion expenses and handling charges proportional to the increase in sales.

    General and administrative expenses were $3.1 million, or 8.9% of revenue, compared with $0.9 million, or 4.2% of revenue, for the same period in 2009. The increase in administrative expenses was mainly due to increased research and development costs and share-based compensation. During the second quarter of 2010, the share-based compensation was $1.3 million as compared with $2,700 in the same period of 2009.

    Income from operations was $7.5 million, in line with the same quarter of 2009.

    Excluding the non-deductible charge for the change in fair value of warrants of $13.3 million and gain on extinguishment of warrants classified as derivatives of $1.6 million, our effective tax rate for the second quarter of 2010 would have been 19.2%, as compared to 21.5% for the same period in 2009.  The decrease in effective tax rate was due to one of the operating subsidiary in China that generated net operating profit for the quarter still enjoying the tax rate reduction and subject to the income tax rate of 12.5%.

    GAAP net income for the second quarter of 2010 was $21.0 million compared with $5.6 million in the same period of 2009. Diluted earnings per share of $1.05 on a substantially greater number of shares outstanding, compared with diluted earnings per share of $0.44 in the previous year's same quarter.

    Excluding the non-cash gain in the fair value of warrants, gain on extinguishment of warrants, and share-based compensation, non-GAAP net income attributable to common stockholders for the second quarter of 2010 was $7.1 million, up 27.1% from $5.6 million in the same period last year. Non-GAAP diluted earnings per share were $0.36 versus $0.44 for the same quarter in 2009, but on substantially greater number of shares outstanding in the 2010 period. Diluted weighted average number of shares outstanding for the second quarter of 2010 was 19.7 million compared with 12.7 million shares in the second quarter of 2009.

    Six Month Results

    Total revenue for the first six months of 2010 increased 91.2% year-over-year to $54.1 million from $28.3 million for the first six months last year. Gross profit for the first six months of 2010 was $18.4 million, up 49.2% from $12.3 million in the comparable period a year ago. Gross margin was 33.9% for the first six months of 2010, lower than the 43.5% for the same period in 2009 as the result of increased sales of the lower-margin granular products.  Income from operations was $11.1 million, up 17.2% from $9.4 million in the first six months of 2009. GAAP net income was $13.9 million, with fully diluted earnings per share of $0.72, compared with $6.6 million, or diluted earnings per share of $0.53 in the first six months of 2009.

    Financial Conditions

    As of June 30, 2010, total cash and cash equivalents were $51.7 million as compared to $20.3 million on December 31, 2009. Stockholders' equity increased to $140.9 million as of June 30, 2010 from $77.3 million as of December 31, 2009.

    Recent Events

    In May, 2010 the Company closed its previously announced public offering of 1,243,000 shares of common stock. Total gross proceeds from the offering and over-allotment were approximately $23.0 million. The Company intends to use the net proceeds from this offering to establish branded large-scale distribution centers and the remainder of the net proceeds, if any, for working capital and general corporate purposes.

    In May, 2010, the Company signed a renewal contract with Sinochem for the sale of the Company's "Green Vitality" organic liquid fertilizers. Pursuant to the agreement, China Agritech will supply Green Vitality liquid fertilizer worth an estimated value of RMB 61 million (approximately US$9 million). This contract is in effect through April 2011. The Company will continue to supply Sinochem with "Green Vitality" granular fertilizer under another existing contract.

    In June, 2010, the Company received $10 million as a result of the exercise of common stock warrants held by Carlyle Asia Growth Partners IV, L.P. and CAGP IV Co-Investment, L.P., two affiliates of The Carlyle Group. The Carlyle Group affiliates originally acquired the warrants in connection with the Company's private placement, consummated in October 2009.

    Business Outlook

    The Company reiterates its guidance for the year ending December 31, 2010 with revenues expected to reach approximately $114 million and non-GAAP net income, which excludes the change in the fair value of warrants issued, gain on extinguishment of warrant liability, and stock-based compensation, of approximately $23.5 million, representing a year-over-year growth of 50% and 45% on revenues and non-GAAP net income, respectively. These targets are based upon the Company's current views on operating and market conditions, which are subject to change. This guidance follows 68.3% revenue growth since 2009.

    "While we are encouraged by our solid performance in the first half of the year, we expect that the second half will be stronger as the peak farming season is unfolding and our products are gaining traction. Our balance sheet is now strengthened and we expect that our cash flow will continue to improve. With our product portfolio, growing R&D capability, nationwide distribution footprint and strong financial standing, we believe that we are well positioned to capture the wave of the organic food market growth in China," Mr. Yu Chang, Chairman and Chief Executive Officer of China Agritech, concluded.

    Conference Call

    The Company will host a conference call, to be simultaneously webcast on Thursday, August 12, 2010 at 9:00 a.m. Eastern Daylight Time, or 9:00 p.m. Beijing Time.

    To participate, please call the following phone numbers:

United States	1-866-519-4004 or 1-718-354-1231
China, Domestic	800-819-0121-Landline or 400-620-8038 - Mobile
Hong Kong	852-2475-0994 or 800-930-346
Canada	866-386-1016
International Toll Dial-In Number:	+656-723-9381

    Conference ID # 89992339

    A live web cast of the conference call will be available on China Agritech's website at http://www.chinaagritechinc.com. Please visit the website at least 15 minutes early to register for the web cast and download any necessary audio software.

    A web cast replay will be available on the Company's website, and the call replay will be available through Wednesday, August 18, 2010 at 11:59 p.m. EDT. To access the replay, please call the following phone numbers:

United States Dial-In #:	1-866-214-5335
Canada Dial-In #:	1-800-301-5423
China North Dial-In #:	10-800-714-0386
China South Dial-In #:	10-800-140-0386
Hong Kong Dial-In #:	800-901-596
International Dial-In #:	+61 2 8235 5000

    Conference ID # 89992339

    About China Agritech, Inc.

    China Agritech, Inc. is engaged in the development, manufacture and distribution of liquid and granular organic compound fertilizers and related products in China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells its products to farmers located in 28 provinces of China. For more information, please visit http://www.chinaagritechinc.com .

    Safe Harbor Statement

    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions, future operating results of the Company, capital expenditures, expansion and growth opportunities, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Use of Non-GAAP Financial Measures

    The non-GAAP adjusted net income and earnings per share information should not be considered an alternative to, or more meaningful than, net income and earnings per share as determined in accordance with GAAP, since it omits the impact of the change in fair value of warrants. Management believes that the presentation of this non-GAAP financial measure is warranted and useful to its stockholders because it provides an additional analytical tool for understanding the Company's financial performance by excluding certain items that may obscure trends in the core operating performance of the Company's business.

    For more information, please contact:

    In China:
     Gareth Tang
     Chief Financial Officer
     China Agritech, Inc.
     Email: gareth@chinaagritech.com

    In the U.S.:
     Shiwei Yin/Kevin Theiss
     Investor Relations
     Grayling
     Phone: +1-646-284-9474
     Email: shiwei.yin@grayling.com

                             - Tables to follow -

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, US$)

	June 30,	December 31,
	2010	2009
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$51,738,535	$20,313,089
Accounts receivable, net	51,203,710	39,256,098
Inventories	18,424,145	6,606,095
Advances to suppliers	13,800,659	25,348,687
Prepayments and other receivables	5,175,062	2,287,220
Total Current Assets	140,342,111	93,811,189
Property, plant and equipment, net	6,117,778	5,980,696
Construction in progress	493,433	424,006
Intangible assets, net	368,421	397,507
Total Assets	$147,321,743	$100,613,398
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current Liabilities
Accounts payable	$1,532,487	$62,616
Accrued expenses and other payables	2,554,517	1,394,357
Warrant liabilities	--	20,157,869
Taxes payable	2,293,808	1,695,665
Total Current Liabilities	6,380,812	23,310,507
Stockholders' Equity
Preferred stock: $0.001 par value,
10,000,000 shares authorized,
none issued	--	--
Common stock: $0.001 par value;
100,000,000 shares authorized,
20,766,243 and 17,002,542* shares
issued and outstanding as of June
30, 2010 and December 31, 2009,
respectively	20,766	17,003
Additional paid in capital	83,784,969	34,698,079
Statutory reserves	2,195,818	2,195,818
Accumulated other comprehensive
income	6,402,728	5,723,265
Retained earnings	48,536,650	34,668,726
Total Equity	140,940,931	77,302,891
Total Liabilities and
Stockholders' Equity	$147,321,743	$100,613,398

    *as retroactively adjusted for the 1-for-4 reverse stock split on September 8, 2009 and the 2-for-1 forward stock split on February 1, 2010.

CHINA AGRITECH, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
FOR THE PERIODS ENDING JUNE 30,
(Unaudited, US$)

	For the Three Months Ended		For the Six Months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net revenue	$34,268,842	$20,988,611	$54,182,722	$28,335,987
Cost of revenue	(22,384,633)	(12,033,792)	(35,799,677)	(16,012,477)
Gross profit	11,884,209	8,954,819	18,383,045	12,323,510
Operating expenses:
Selling expenses	(1,286,505)	(624,993)	(1,846,274)	(1,030,712)
General and
administrative
expenses	(3,057,466)	(871,838)	(5,474,192)	(1,855,513)
Total operating
expenses	(4,343,971)	(1,496,831)	(7,320,466)	(2,886,225)

Income from
operations	7,540,238	7,457,988	11,062,579	9,437,285
Other income
(expense)
Interest income	17,095	3,451	28,441	6,024
Exchange gain
(loss)	1,231	(2,609)	1,066	(3,056)
Gain on
extinguishment of
warrant liability	1,629,465	--	1,629,465	--
Changes in fair
value of warrants
classified as
derivatives	13,307,462	--	3,829,985	--
Other income	(18,024)	--	(18,024)	--
Total other
income (expense)	14,937,229	842	5,470,933	2,968

Income before
income taxes	22,477,467	7,458,830	16,533,512	9,440,253
Provision for
income taxes	(1,689,490)	(1,601,958)	(2,665,588)	(2,316,236)

Net income	20,787,977	5,856,872	13,867,924	7,124,017
Net income
attributable to
non-controlling
interest in a
Subsidiary	--	(267,169)	--	(481,452)
Net income
attributable to
China Agritech's
Common
stockholders	20,787,977	5,589,703	13,867,924	6,642,565
Other
comprehensive
income:
Foreign currency
translation
adjustment	624,896	(22,528)	679,463	(124,341)
Comprehensive
income	21,412,873	5,567,175	14,547,387	6,518,224
Comprehensive
income
attributable to
non-controlling
interest
in a subsidiary	--	(8,814)	--	8,403
Comprehensive
income
attributable to
China Agritech's
common
stockholders	$21,412,873	$5,558,361	$14,547,386	$6,526,627

Net income per
share:
- Basic	$1.12	$0.44 *	$0.77	$0.53 *
- Diluted	$1.05	$0.44 *	$0.72	$0.53 *

Weighted average
number of shares
outstanding:
- Basic	18,594,916	12,656,621 *	17,952,950	12,504,062 *
- Diluted	19,749,122	12,656,621 *	19,306,827	12,504,062 *

    *as retroactively adjusted for the 1-for-4 reverse stock split on September 8, 2009 and the 2-for-1 forward stock split on February 1, 2010.

CHINA AGRITECH, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS FOR SIX MONTHS
ENDED JUNE 30, 2010 AND 2009
(Unaudited, US$)

	For the Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net income	$13,867,924	$7,124,017
Adjustments to reconcile net income
to cash provided by operating
activities:
Share-based compensation	2,146,754	2,703
Changes in fair value of warrants
classified as derivatives	(3,829,985)	--
Gain on extinguishment of warrant
liability	(1,629,465)	--
Depreciation and amortization of
property, plant and equipment	348,240	320,109
Amortization of intangible assets	31,393	--
Reversal of allowance for doubtful
debts	(659)	--
Decrease / (Increase) in current
assets:
Accounts receivable	(11,647,188)	(8,937,538)
Inventories	(11,712,387)	(4,967,706)
Advances to suppliers	13,088,615	3,601,066
Prepayments and other receivable	(1,675,598)	276,024
Increase in current liabilities:
Accounts payable	1,462,049	7,467,145
Tax payables	581,076	1,038,862
Accrued expenses and other payables	17,390	2,114,634
Net cash provided by operating
activities	1,048,159	8,039,316

Cash flows from investing activities:
Acquisition of 10% interest of
Pacific Dragon	--	(1,000,000)
Acquisition of property, plant and
equipment	(449,954)	(2,200,669)
Construction in progress	(66,601)	163,161
Net cash used in investing
activities	(516,555)	(3,037,508)

Cash flows from financing activities:
Issuance of shares for cash in
public offering	20,828,197	--
Proceeds from exercise of warrants	10,000,074	--
Net cash provided by financing
activities	30,828,271	--
Net increase in cash and cash
equivalents	31,359,875	5,001,808
Effect of exchange rate change on
cash and cash equivalents	65,571	(438,639)
Cash and cash equivalents, beginning
of period	20,313,089	11,952,235

Cash and cash equivalents, end of
period	$51,738,535	$16,515,404

Supplement disclosure of cash flow
information:
Cash paid for interest	--	--
Cash paid for income tax	$2,271,296	$2,316,236

SOURCE  China Agritech, Inc.